UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27,2012

Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

914 N Jefferson Street	72764
Springdale, Arkansas	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(479) 756-7400

Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 27, 2012, Advanced Environmental Recycling Technologies, Inc. (AERT) held its annual meeting of stockholders. The following matters proposed by the board of directors were voted upon at the meeting.

Proposal 1:  The stockholders approved the proposal to elect to the board of directors each of the nominees listed below to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualify. For this proposal, there were 28,283,392 broker non-votes.

Nominees	Votes For	Votes Withheld
Joe G. Brooks	323,307,949	1,913,429
Timothy D. Morrison	322,153,737	3,067,641
Vernon J. Richardson	324,718,357	503,021

Pursuant to the Series E Designation, which was filed with the Delaware Secretary of State on March 17, 2011 as an amendment to the Company’s Certificate of Incorporation, H.I.G. has the exclusive right as holder of the Series E Preferred stock to vote separately as a single class to elect four of the Corporation’s seven directors.  In accordance with that Amendment, H.I.G. has voted to re-elect the following Directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified:

Jackson S. Craig
Todd J. Ofenloch
Michael J. Phillips
Bobby J. Sheth, Secretary

Proposal 2:  The stockholders approved the proposal to ratify the appointment of HoganTaylor LLP as independent public accountants of AERT for the year ending December 31, 2012.

For	Against	Abstain
352,596,695	578,283	329,792

Proposal 3:  The stockholders approved the proposal to ratify the Company’s 2012 Stock Incentive Plan (Plan).  This Plan is an equity-based incentive compensation plan that will be used to distribute Awards to qualified employees.  For this proposal, there were 28,283,392 broker non-votes.

For	Against	Abstain
322,410,553	2,414,156	396,669

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:	/s/ Joe Brooks
Joe Brooks Chairman and Chief Executive Officer

Date: June 29, 2012